EXHIBIT 3.57

AGREEMENT OF INCORPORATION

of

DOUGLAS POCAHONTAS COAL CORPORATION

I. The undersigned agree to become a corporation by the name of DOUGLAS POCAHONTAS COAL CORPORATION.

II. The principal office or place of business of said corporation will be located at No. 41 Rittenhouse Place, in the town of Ardmore in the county of Montgomery and State of Pennsylvania. Its chief works will be located in Justice, Wyoming County, West Virginia.

III. The objects for which this Corporation is formed are as follows:

To purchase, take on lease, or otherwise acquire, own and hold mines, mining rights, coal lands, oil and gas lands, oil and gas rights, wood lands and timber rights of any nature or character, and particularly, but not exclusively, coal mines and coal mining rights, in any state or country, and any leasehold or other interests therein, and to explore, work, exercise, develop, and turn to account the same; to mine, drill for, extract, remove, quarry, smelt, refine, dress, amalgamate, manufacture, prepare for market and sell coal, coke, oil, gas, timber, ore, metal and mineral substances of all kinds, and to carry on any other operations which may seem conducive to any of the company’s objects.

To buy, sell, manufacture, and deal in coal, coke, oil, gas, minerals and timber, and the products and by-products thereof, and to acquire the necessary plant, machinery, implements, conveniences, provisions and things for use in connection with mining, drilling, timbering or manufacturing operations or required by workmen and others employed by the company.

To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and real and personal property or every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To purchase, own, dispose of, underwrite and guarantee the shares of capital stock and/or bonds, securities and obligations of any other corporation or corporations whether created under the laws of this state or any other state or country, and while the owner thereof to exercise all the rights, powers and privileges or ownership including the right to vote such shares in corporate meetings.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To buy, sell or otherwise deal in notes, open accounts, and other similar evidences of debt, or to loan money and take notes, open accounts, and other similar evidences of debt as collateral security therefor.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of West Virginia upon corporations, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this agreement of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

IV. The amount of the total authorized capital stock of said corporation shall be Five Thousand Dollars ($5,000.00), which shall be divided into five thousand (5,000) shares of the par value of One Dollar ($1.00) each.

The board of directors may issue from time to time the authorized amount and number of the shares of stock and convertible securities in payment wholly or partly for cash, labor done, real and/or personal property, or for the use thereof, at such price for any such labor or property or the use thereof as may be fixed by agreement between the owner of the property and the officers and directors of the corporation.

V. The amount of capital stock with which this corporation will commence business is Five Thousand Dollars ($5,000.00) being five thousand (5,000) shares of One Dollar ($1.00) each.

VI. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

NAME	P.O. ADDRESS	No. of Shares Common Stock
F. Stanley Saurman	738 Churchville Road Southampton, Pennsylvania	1

Henry G. Canda, Jr.	1524 Brinton Park Drive Wynnewood, Pennsylvania	1

J.L. Wilsterman	1213 Morgan Avenue Drexel Hill, Pennsylvania	1

VII. The existence of this corporation is to be perpetual.

VIII. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make and alter the by-laws of the corporation

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution or resolutions passed by a majority of the whole board to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of the holders of sixty per centum (60%) of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of sixty per centum (60%) of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

IX. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of West Virginia may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the laws of the State of West Virginia, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

X. Meetings of stockholders may be held without the State of West Virginia, if the by-laws so provide The books of this corporation may be kept (subject to the provisions of the statutes), outside of the State of West Virginia at such places as may be from time to time designated by the board of directors.

XI. The corporation reserves the right to amend, alter, change or repeal any provision contained in this agreement of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named for the purpose of forming a corporation to do business both within and without the State of West Virginia, under the laws of West Virginia do make this Agreement, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 21st day of June, A.D. 1956.

/s/ F. Stanley Saurman

/s/ Henry G. Canda, Jr.

/s/ J.L. Wilsterman

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